EXHIBIT 23.2

Consent of Internal Qualified Reserves Evaluator

I consent to the incorporation by reference in this registration statement on Form S-8 of Talisman Energy Inc. (the “Company”) pertaining to the registration of 600,000 common shares of the Company that may be issued pursuant to the Performance Share Unit Plan for Eligible Employees of Talisman Energy Inc. and its Affiliates of my Report on Reserves Data dated February 24, 2011 and to the references to my name, included in the Company’s annual report on Form 40-F for the year ended December 31, 2010.

By: /s/ Michael Adams
Michael Adams
Internal Qualified Reserves Evaluator

Calgary, Canada
December 9, 2011